UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2011

ZOO ENTERTAINMENT, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34796	71-1033391

(State or Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification No.)

3805 Edwards Road, Suite 400
Cincinnati, OH  45209
 (Address of principal executive
offices including zip code)
(513) 824-8297

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer or Listing.

As previously reported in the Current Report on Form 8-K filed by Zoo Entertainment, Inc. (the “Company”) with the Securities and Exchange Commission on June 16, 2011, Mr. John Bendheim resigned from the Company’s Board of Directors effective June 13, 2011. Mr. Bendheim had served as a member of the Audit and Compensation Committees of the Board of Directors.

On July 22, 2011, the Company received a deficiency letter from The NASDAQ Listing Qualifications Staff (the “Staff”) at The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company did not comply with the Audit Committee composition rules set forth in NASDAQ Listing Rule 5605(c)(2)(A) requiring the Audit Committee to consist of at least three independent members of the Board of Directors (the “Rule”).

On July 22, 2011, the Company’s Board of Directors appointed Moritz Seidel, a current independent director of the Company, to serve on the Audit Committee thereby curing the Audit Committee composition deficiency. Accordingly, the Company regained compliance with the Rule. The only condition placed by the Staff to consider this matter closed is to make a public announcement, which was accomplished by the press release attached hereto as Exhibit 99.1.

Item 8.01  Other Events.

On July 22, 2011 Bruce E. Ricker, individually and on behalf of all purchasers of the common stock of the Company from May 17, 2010 through April 15, 2011, filed a class action complaint in the United States District Court for the Southern District of Ohio. The complaint alleges that the Company, Mark Seremet, the Company’s Chief Executive Officer, and David Fremed, the Company’s Chief Financial Officer, knowingly or recklessly violated the Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder by making false material statements or failing to disclose material information in order to make statements not misleading in connection with certain financial statements of the Company. The defendants and their counsel have not had an opportunity to thoroughly review the class action complaint.

On July 28, 2011, the Company issued a press release announcing its receipt of the NASDAQ letter and the class action complaint described above.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by this reference.

Item 9.01  Financial Statement and Exhibits.

(d) Exhibits

Number	Description

99.1	Press Release, dated July 28, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOO ENTERTAINMENT, INC.

Date: July 28, 2011	By:	/s/ David Fremed
	Name:	David Fremed
	Title:	Chief Financial Officer